FOR IMMEDIATE RELEASE

RASER TECHNOLOGIES, INC.

5152 North Edgewood Drive

Provo, Utah 84604

(801) 765-1200

RASER TECHNOLOGIES, INC. ANNOUNCES

THIRD QUARTER FINANCIAL RESULTS

Provo, Utah, November 9, 2007 -- Raser Technologies, Inc. (NYSE Arca: RZ) an environmentally focused technology licensing and development company, today announced financial results for the third quarter and nine months ended September 30, 2007.

Financial Results

Revenue for the third quarter was $49,887, up from $9,870 in the third quarter of 2006. Revenue increased over the prior year period as a result of completing the second performance milestone of our ARINC subcontract for the Army. Our work on this subcontract began in October 2006.

Total operating expenses were $3.6 million in the third quarter of 2007, including $0.8 million of non-cash equity compensation expense, compared to $6.2 million, including $4.2 million in non-cash equity expense, in the same period of the prior year. Our net loss for the third quarter of 2007 was $3.4 million, or $0.06 loss per basic and fully diluted share, compared to a net loss for the third quarter of 2006 of $5.9 million, or $0.12 loss per basic and fully diluted share.

For the nine months ended September 30, 2007, we recognized $202,212 in revenue as a result of progress towards completion of the ARINC subcontract compared to revenue of $78,015 for the first nine months of 2006. Total operating expenses for the first nine months of 2007 were $12.0 million, including $3.9 million of non-cash equity expense, down from $14.7 million, including $8.2 million in non-cash equity expense, in the first nine months of 2006. Our net loss for the first nine months of 2007 was $11.2 million, or $0.21 loss per basic and fully diluted share, compared to a net loss of $14.0 million, or $0.28 loss per basic and fully diluted share, in the same period last year.

Our cash position at the end of the third quarter of 2007 was $14.5 million compared to $14.7 million at the end of the second quarter of 2007 and $3.4 million as of December 31, 2006. We received $6.6 million during the quarter in warrant and option exercise proceeds. Cash used in investing and operating activities during the quarter was $6.8 million. Approximately $1.2 million of this amount was used for geothermal resource acquisitions and approximately $2.5 million was used to pay power plant equipment deposits and well-field development expenses.

Third Quarter and Subsequent Highlights:

  We continued to acquire additional rights to explore and develop potential geothermal properties during the quarter. Transactions and agreements adding to our portfolio included:
    Executed agreement to acquire GeoLectric Power Company NM, LLC which owns the geothermal rights to the Lightning Dock geothermal resource on approximately 2,500 acres in southwestern New Mexico.
    Secured geothermal rights on 15,325 acres on Federal public lands in Nevada in a competitive auction conducted by the Bureau of Land Management.
    Signed 10-year lease agreements with private property owners in central and southern Utah, which added more than 16,254 acres to our geothermal rights.
    Signed an agreement with International Paper, giving us the exclusive geothermal development rights on 229,000 acres in Oregon and Washington.
  We also made progress in developing our geothermal assets. These activities included:
    Completed drilling on a geothermal production well in central Nevada for potential use in a binary-cycle geothermal power plant we intend to develop. Preliminary readings of this well indicate the existence of geothermal resources with promising water temperature and flow characteristics, subject to further testing and evaluation.
    Began drilling a geothermal production well in Central Utah for potential use in a 10 megawatt binary-cycle geothermal power plant we intend to develop.
    Received Qualified Facility status from the Federal Energy Regulatory Commission (FERC) on three additional power plant projects we intend to develop, giving Raser significant flexibility in the placement of the power to be produced from these projects.
    Made significant progress towards finalizing power purchase agreements for the first three power plants we intend to develop in Nevada.

Martin Petersen, Raser's Chief Financial Officer commented, "The last 90 days have been very productive for Raser, as we secured rights to explore and develop up to 260,000 acres of potential geothermal energy resources in various transactions and made further progress toward the development of our first geothermal power plants. Our strategy is to rapidly deploy clean, renewable power plants using binary-cycle technology that allows for the generation of power from lower temperature geothermal resources than conventional technology permits. Therefore, most of the geothermal resources we seek to secure are more prevalent, lower temperature, more easily accessible resources.

"We continue to see increasing demand for renewable electric power and strong interest in the potential monetization of tax incentives associated with geothermal projects. We believe Raser remains well-positioned to take advantage of both of these favorable market dynamics. We are pleased with our progress towards realizing our goal to initiate the development of approximately 100 megawatts of potential geothermal power generation capacity per year for the first three years and 150 megawatts per year thereafter."

Symetron (tm) Updates:

  We also completed additional, significant agreements relating to our Symetron (tm) electromagnetic motor and generator technology during the quarter and subsequent to the quarter end:
    Appointed FEV Engine Technology, Inc., one of the world's leading developers of advanced power train and vehicle technologies, as the integrator for an advanced plug-in-hybrid electric demonstration vehicle, incorporating Raser's Symetron (tm) technology. The demonstration vehicle is targeted to achieve more than 100 mpg for the typical American driver while dramatically reducing harmful fuel emissions. This agreement was signed subsequent to quarter end.
    Signed a five-year, worldwide license agreement with privately held Wilson Auto Electric Ltd. of Canada, giving Wilson the right to incorporate the Symetron (tm) technology into truck and automotive alternators.

Mr. Petersen concluded, "We believe our accomplishments in 2007 have established a solid foundation for our expected growth and have positioned us to become an emerging leader in the area of clean, renewable geothermal electricity and green technology. We intend to begin conducting quarterly earnings conference calls with the investment community, commencing with the release of our fourth quarter and full year results."

About Raser Technologies
Raser (NYSE Arca: RZ) is an environmentally focused geothermal development and technology licensing company operating in two business segments. Raser's Transportation and Industrial Technology segment focuses on using Raser's Symetron (tm) technology to improve the efficiency of electric motors and other applications. Raser's Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology and Raser's Symetron (tm) technology. Further information on Raser may be found at: www.rasertech.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding: our beliefs about the potential for geothermal power generation on our leased properties; our belief about our ability to exploit the available geothermal resources; our beliefs about the strength and enforceability of our agreements; our beliefs about the geothermal market generally; our beliefs about our ability to utilize our technology and other available technologies to produce electric power from the available resources; our beliefs about our ability to secure the equipment and services, on acceptable terms, required to complete our power projects; our ability to attract alliance, monetization or financial partners for the power projects we intend to develop; our beliefs about our ability to successfully conclude contract negotiations on acceptable terms; our beliefs about the performance and market applicability of our products; our beliefs about the status and enforceability of our intellectual property; our beliefs about the strength of our existing and potential business relations in the motor industry; our beliefs about the performance capabilities of our technology; our ability to commercially license our technology; our ability to hire employees sufficient to accelerate engineering and testing; and our ability to successfully complete testing and verification of Symetron (tm) technologies. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and our ability to compete in the industry; our ability to adapt our technology and third-party technology for the intended applications; our ability to secure necessary permits; the strength of our intellectual property; our ability to attract, train and retain key personnel; and such other risks as identified in our quarterly report on Form 10-Q for the quarter ended September 30, 2007, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Raser Technologies, Inc.

Richard Putnam

Investor Relations

(801) 765-1200

investorrelations@rasertech.com

Hayden Communications, Inc.

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

- FINANCIAL TABLES TO FOLLOW -

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES

(a development stage enterprise)

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,		For the period after re-entry into development stage (October 1, 2006 through September 30, 2007)
	2007	2006	2007	2006
Revenue	$ 49,887	$ 9,870	$ 202,212	$ 78,015	$ 246,929

Operating expense
Cost of sales	49,887	129,430	543,679	393,561	588,396
General and administrative	1,920,526	4,743,956	7,353,982	11,382,589	11,021,474
Power project development	708,010	-	1,572,271	-	1,572,271
Research and development	939,839	1,286,338	2,521,610	2,951,081	3,464,069
					16,740,350
Total operating expenses	3,618,262	6,159,724	11,991,542	14,727,231	16,646,210

Operating loss	(3,568,375)	(6,149,854)	(11,789,330)	(14,649,216)	(16,399,281)
Interest income	195,856	231,751	597,385	670,262	801,954
Loss on the sale of securities	-	-	-	(8,512)	-
Series B warrant registration costs	-	-	(31,159)	-	(127,248)

Loss before income taxes	(3,372,519)	(5,918,103)	(11,223,104)	(13,987,466)	(15,724,575)
Income tax benefit (expense)	-	-	-	-	-

Net loss applicable to common stockholders	$ (3,372,519)	$ (5,918,103)	$ (11,223,104)	$ (13,987,466)	$ (15,724,575)

Loss per common share-basic and diluted	$ (0.06)	$ (0.12)	$ (0.21)	$ (0.28)

Weighted average common shares-basic and diluted	55,086,000	50,746,000	53,641,000	50,611,000

See accompanying notes to condensed consolidated financial statements.

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES

(a development stage enterprise)

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$ 14,524,839	$ 3,351,568
Restricted cash	100,000	400,000
Accounts receivable	69,150	84,900
Unbilled receivable	108,629	-
Note receivable and accrued interest	-	5,952,074
Other current assets	459,944	165,229

Total current assets	15,262,562	9,953,771
Unproved property and prepaid delay rentals	1,565,776	198,350
Geothermal well field development	2,530,383	-
Equipment, net	677,018	681,029
Intangible assets, net	526,824	560,387
Deferred acquisition costs	500,000	-
Power project development deposits	3,716,878	-
Other assets	197,757	11,910

Total assets	$ 24,977,198	$ 11,405,447

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1,933,259	$ 439,413
Accrued liabilities	677,778	231,400
Unearned revenues	-	24,433

Total current liabilities	2,611,037	695,246
Contingencies and commitments, (see Note C and K)
Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value, 250,000,000 shares authorized, 55,751,467 and 51,389,295 shares issued and outstanding, respectively	557,515	513,893
Additional paid in capital	68,505,398	45,669,956
Accumulated deficit	(30,972,177)	(30,972,177)
Accumulated deficit after re-entry into development stage	(15,724,575)	(4,501,471)

Total stockholders' equity	22,366,161	10,710,201

Total liabilities and stockholders' equity	$ 24,977,198	$ 11,405,447

See accompanying notes to condensed consolidated financial statements.